VAN ECK FUNDS

                                AMENDMENT NO. 21

                                       TO

                 THE AMENDED AND RESTATED MASTER TRUST AGREEMENT



     Amendment No. 21 to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the "Agreement") of Van Eck Funds (the "Trust"), made at New York, New York, this 28th day of April, 2006.

                                   WITNESSETH:

     WHEREAS, Article VII, Section 7.3 of the Agreement provides that Any amendment to the Agreement that adversely affects the rights of Shareholders may be adopted at any time by an instrument in writing signed by a majority of the Trustees (or by an officer of the Trust pursuant to a vote of a majority of such Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of Shareholders holding a majority of the outstanding voting securities entitled to vote;

     WHEREAS, pursuant to an authorization by the vote of Shareholders holding a majority of the outstanding voting securities entitled to vote of International Investors Gold Fund ("IIGF"), a Sub-Trust of the Trust, a majority of the Trustees have duly authorized amendments to Article VII, Section 7.3 and Article III, Section 3.6 of the Agreement to permit the Trustees to make changes with respect to non-fundamental investment restrictions of IIGF without the approval of Shareholders of IIGF; and

     WHEREAS, pursuant to an authorization by the vote of Shareholders holding a majority of the outstanding voting securities entitled to vote of each Sub-Trust, a majority of the Trustees have duly authorized an amendment to
Article IV, subsection (d) of Section 4.2 of the Agreement to permit the Trustees to liquidate any Sub-Trust without the approval of shareholders of such Sub-Trust; and

     WHEREAS, pursuant to an authorization by the vote of Shareholders holding a majority of the outstanding voting securities entitled to vote of each Sub-Trust, a majority of the Trustees have duly authorized an amendment to
Article VII, Section 7.2 of the Agreement to permit the Trustees to reorganize the Trust or any Sub-Trust thereof without the approval of Shareholders of any Sub-Trust; and

     WHEREAS, a majority of Trustees have duly authorized the Amendments to the Agreement to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned, Joseph J. McBrien, a duly elected and acting Secretary of the Trust, pursuant to the authorization described above, hereby declares that the Agreement is amended as follows:

1.   Section 3.6 of Article III of the Agreement is deleted in its entirety.

2. Subsection (d) of Section 4.2 of Article IV is amended and restated in its entirety to read as follows:

          (d) Liquidation. The liquidation of any particular Sub-Trust may be authorized by vote of a majority of the Trustees then in office without the approval of shareholders of such Sub-Trust."

3. Section 7.2 of Article VII of the Agreement is amended and restated in its entirety to read as follows:

     "Section 7.2 Reorganization. The Trust, or any one or more Sub-Trusts, may, either as the successor, survivor, or non-survivor, (1) consolidate or merge with one or more other trusts, sub-trusts, partnerships, limited liability companies, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, to form a consolidated or merged trust, sub-trusts, partnership, limited liability company, association or corporation under the laws of which any one of the constituent entities is organized, with the Trust to be the survivor or non-survivor of such consolidation or merger or (2) transfer a substantial portion of its assets to one or more other trusts, sub-trusts, partnerships, limited liability companies, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, or have one or more such trusts, sub-trusts, partnerships, limited liability companies, associations or corporations transfer a substantial portion of its assets to it, any such consolidation, merger or transfer to be upon such terms and conditions as are specified in an agreement and plan of reorganization authorized and approved by the Trustees and entered into by the Trust, or one or more Sub-Trusts, as the case may be, in connection therewith. Any such consolidation, merger or transfer may be authorized by vote of a majority of the Trustees then in office without the approval of Shareholders of any Sub-Trust."

4. Section 7.3 of Article VII of the Agreement is amended and restated in its entirety to read as follows:

     "Section 7.3 Amendments. All rights granted to the Shareholders under this Declaration of Trust are granted subject to the reservation of the right to amend this Declaration of Trust as herein provided, except that no amendment shall repeal the limitations on personal liability of any Shareholder or Trustee or repeal the prohibition of assessment upon the Shareholders without the express consent of each Shareholder or Trustee involved. Subject to the foregoing, the provisions of the Declaration of Trust (whether or not related to the rights of Shareholders) may be amended at any time, so long as such amendment does not adversely affect the rights of any Shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the 1940 Act, by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees). Any amendment to this Declaration of Trust that adversely affects the rights of Shareholders may be adopted at any time by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to a vote of a majority of such Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of Shareholders holding a majority of the outstanding voting securities entitled to vote (as defined in the 1940 Act). Subject to the foregoing, any such amendment shall be effective as provided in the instrument containing the terms of such amendment or, if there is no provision therein with respect to effectiveness, upon the execution of such instrument and of a certificate (which may be a part of such instrument) executed by a Trustee or officer of the Trust to the effect that such amendment has been duly adopted."


                            [SIGNATURE PAGE FOLLOWS]

WITNESS my hand and seal this 28th day of April 2006.



/s/ Jospeh J. McBrien
------------------------------------
Joseph J. McBrien, Secretary


STATE OF NEW YORK     )
                      )
COUNTY OF NEW YORK    )

     Then personally appeared the above-named Joseph J. McBrien and acknowledged this instrument to be his/her free act and deed this 28th day of April 2006.



/s/ Alison Y. Emanuel
------------------------------------
Notary Public

Alison Y. Emanuel
Notary Public, State of New York
No. 01EM5077310
Qualified in Queens County
Commission Expires May 5, 2007